Exhibit 99.1

API Technologies Acquires UK-Based C-MAC

Aerospace Ltd.

•	Strengthens API’s Position as Dominant Provider of RF/Microwave and Microelectronics Products

•	Broadens API’s Presence in European Aerospace, Defense, and Other High-reliability End Markets

•	Amended Credit Agreement Provides Greater Flexibility for Future Growth

•	Delivers Immediate EBITDA and Cash Flow Accretion

ORLANDO, FL and GREAT YARMOUTH, UK – (PRNewswire) – March 23, 2012 – API Technologies Corp. (NASDAQ:ATNY) (“API”, “API Technologies”, or the “Company”), a provider of electronic systems, subsystems, RF, and secure solutions for the defense, aerospace, and commercial industries, today announced that it has completed the acquisition, through its UK-based subsidiary API Technologies (UK) Limited (“API UK”), of the entire issued share capital of C-MAC Aerospace Limited (“C-MAC”), a portfolio company of Francisco Partners and Shah Capital Partners, for a total purchase price of £20.95 million pounds sterling (approximately $33 million USD).

Based in Great Yarmouth and Milton Keynes, UK, C-MAC is a leading provider of high-reliability electronic systems, modules, and components to the defense, aerospace, space, industrial, and energy sectors. With fiscal year 2011 revenues of £22.5 million pounds sterling (approximately $36 million USD), C-MAC’s customers include many of the leading, global Fortune 100 companies and international government entities. Founded in 1943 with approximately 300 employees worldwide, C-MAC’s featured certifications include AS9100 and Class K MIL-PRF-38534, the latter a certification for space applications.

In connection with the closing of this transaction, API has amended and restated its credit agreement to provide an additional $16 million of term debt, resulting in a current total of $184.7 million of term debt.

After closing the purchase of C-MAC, API raised $16 million of capital from Senator Investment Group LP (“Senator”) through the form of a convertible subordinated note, which will convert into preferred equity of API upon shareholder approval of the underlying class of preferred equity. Senator will have the option to convert the notes or any preferred equity issued upon conversion of the note into common equity of API at $6.00 per share.

“C-MAC has an outstanding reputation as a leading supplier in the high-reliability electronics space internationally, as well as in the U.S.,” said Brian Kahn, Chairman and Chief Executive Officer of API Technologies. “This strategic acquisition strengthens our leadership position in the RF/microwave and microelectronics field. We are very pleased to have the support of our lenders to complete this transaction, which we believe adds significant and immediate value to our shareholders.”

“C-MAC acquisition is a major step forward towards our vision of being a dominant technology provider for the RF/Microwave and Microelectronic high-reliability end markets. C-MAC brings to API a large portfolio of proprietary and differentiating products along with an increased European and international presence,” said Bel Lazar, President and Chief Operating Officer of API Technologies.

Karen Oddey, Chief Executive Officer of Aerospace and Defense Electronics of C-MAC stated, “Becoming part of API enables us to greatly enhance our already strong product line and deliver more value to the customers and partners who have been loyal to the C-MAC brand for over 60 years. On behalf of our team, we are very excited to be part of the API family and continuing to grow our brand and revenues globally.”

About API Technologies Corp.

API Technologies designs, develops and manufactures electronic systems, subsystems, RF and secure solutions for technically demanding defense, aerospace and commercial applications. API Technologies’ customers include many leading Fortune 500 companies. API Technologies trades on the NASDAQ under the symbol ATNY. For further information, please visit the Company website at www.apitechnologies.com.

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties, which are more fully described in the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include but are not limited to, general economic and business conditions, government regulations, our ability to integrate and consolidate our operations, our ability to expand our operations in both new and existing markets, and the effect of growth on our infrastructure. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. All information in this release is as of the date hereof. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements in this press release, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:

Bel Lazar

President and Chief Operating Officer

+1-877-274-0274

investors@apitech.com

Chris Witty

Darrow Associates

+1-646-438-9385

cwitty@darrowir.com